Exhibit 99.1

The single most important requirement for
successful investing is patience.
- Warren Buffett

1

Dear Genius Shareholders,

Our stock has been down lately, and a number of people have asked me what's going on? The answer I have is the same as what Warren Buffett has both told me personally and has often said publicly.

The stock market goes up, and it goes down. It’s not always logical, nor is it predictable. Good CEOs keep their eye focused on growing their business, not the stock price, and ultimately, investors will be rewarded as the stock price aligns with the business.

With that in mind, I want to share with you today that I see the fundamentals at Genius Brands stronger than at any time in the company's history. The path to value creation is moving forward with clarity. These facts are underscored by the business highlights and management commentary (below), which was released concurrently with the Company's annual 10K this last Friday. I'm going to amplify upon this today.

Additionally,

1. Beginning this quarter, we will be scheduling quarterly earning conference calls to give the investment community financial guidance and foundational metrics that can be used to come up with relevant financial models and projections. These calls, and the numbers therein, will make the Genius Brands story easier to understand and track. It is something that we have not been able to provide previously, as we had heretofore been building assets and laying the foundations of our catalogue, a task which would not yet facilitate visibility going forward.

2. We will begin showing an enhanced presence, through either myself, and/or our CFO, and/or our worldwide head of sales, at the small cap investor conferences, the first of which I will be attending and presenting at in New York this week.

3. We have hired PMBC Group, a PR company, independent of our current entertainment industry PR people, to specifically address the business press for the financial and investment community.

The purpose of these 3 actions will be to more effectively get our story out. In our 2017 fiscal year, we anticipate that we will be able to recognize substantial revenues as we meet GAAP requirements for revenue recognition for several of our properties. Let me highlight some key facts about our various properties and the status of each in that regard. First, by the end of the year, we anticipate that we will have delivered our Llama Llama series to Netflix which will trigger substantial revenue recognition related to the Netflix license. Next, we expect to recognize a significant portion of revenues from our $2 million advance from Sony for fees to be earned against digital and physical home entertainment distribution rights. Additionally, SpacePOP continues to build as a brand with not only more licensing and merchandising advances globally but also more international content licenses across multiple territories for which we anticipate we will be able to recognize additional revenue. Lastly, Rainbow Rangers has a significant toy deal with Mattel, and we will shortly announce a completed broadcast deal with a major broadcaster. We anticipate that those Rainbow Rangers agreements will generate cash collections for the company in 2017 (to be recorded as deferred revenue in fiscal 2017) with revenue recognition anticipated for 2018. Combined, we anticipate that top-line revenue in 2017 will be substantially greater than in recent years, and over the coming quarters, we will begin providing guidance towards that.

•	Deferred revenue (a measure of cash and future revenues) increased by over 220% in FY 2016
•	To date $2.5 million has been invested in the development and production of animated content
•	We are in production and development of four animated series to be delivered throughout 2017 and 2018
•	Currently have over 50 worldwide licensees with over 500 SKUs in over 10,000 retail locations
•	Licensed content to over 20 broadcasters in nearly 90 territories globally as well as several VOD and online platforms
•	We have currently 415 animated episodes in our catalogue and have a robust pipeline of new programs and brands being added. Catalogue is the backbone of value.
•	Kid Genius Cartoon Channel generated first advertising sales in the fourth quarter 2016, and on track to reach over 80 million US TV Households this year. That is a phenomenal statement of value which is underscored by sales of other childrens program services, even the least of which, is many times the current market cap of the complete Genius Brands company.
•	Expanded our long term strategic partnership with our shareholder Sony Pictures Home Entertainment from a domestic to a global partnership in January 2017.

2

The metrics which I encourage our investors to look at today are not revenue and earnings. They are:

# of brands and episodes created

# of subscribers to the channel

# of licensees and SKUs contracted

# pedigree of management and creatives

Earnings are preceded by the value creation. Value creation is what is occurring currently.

To amplify further, more of our children’s brands are in, and now coming into the market, than ever. Eight, to be precise. (SpacePOP, Thomas Edison's Secret Lab, Llama Llama, Rainbow Rangers, Baby Genius, Warren Buffett's Secret Millionaires Club, Stan Lee's Cosmic Crusaders, *project x not yet announced )

•	We continue to have substantial undrawn credit facility at Bank Leumi, further to our Llama Llama production for Netflix.
•	We have large and meaningful contracts for millions of dollars with quality companies like Netflix, Mattel, and others.

In addition to the above, we are amidst concluding two very substantial broadcast deals, both of which will have an immediate impact on 2017 cash and deferred revenue, in addition to the Llama Lama series, scheduled to be delivered to NETFLIX in October, triggering revenue recognition upon delivery.

Amidst all of the aforementioned, the fundamental premise of Genius Brands’ business should not be forgotten. We make animated cartoons and we license consumer products based on our characters. In addition, we operate a programming service of kids content, the Kid Genius Cartoon Channel. In simplistic terms, this model (absent theme parks and resorts, ESPN and ABC local affiliate stations) has been the core of the Walt Disney Company for many years.

•	Making cartoons
•	Licensing consumer products based on the characters of those cartoons
•	Operating a kid programming service which promotes those cartoons (Disney Channel)

3

The Walt Disney company was founded in 1923. It didn’t make its first feature film SNOW WHITE AND THE SEVEN DWARFS until 1937, went public in 1940, and notoriously struggled, with zero earnings, and cash troubles, as it continued to build assets, eventually finding relief when it reissued Snow White in 1944. Notwithstanding this, the company continued to invest in producing more product and build its catalogue, struggling until 1954, when ABC made an investment which would help relieve pressure.

TODAY, THE WALT DISNEY COMPANY HAS A $179 BILLION DOLLAR MARKET CAP.

This short history illustrates a very important and relevant point. Animated assets are not created instantly, but once they have been produced, and a catalogue has been built, they can spawn enormous and enduring value.

I have been saying for 3 years it takes 3 years for the cycle of asset creation in animation production. We have a laddered portfolio which BEGAN asset creation 3 years ago. We have a 415 episode catalogue and we have a fully functioning channel which is growing extremely rapidly. We are way ahead of where Disney was after 3 years. We are way ahead of where DreamWorks was after 3 years, a company which was eventually sold for over $3 billion dollars. We are ahead of where Marvel was after 3 years, a company which was eventually sold for over $4 billion dollars.

During these last 3 years, we have created a global infrastructure with clients/partners of the best companies in the kids entertainment media/licensing/retail business, including:

•	Netflix
•	Sony
•	Comcast
•	YouTube
•	Mattel
•	Toys R Us
•	Target
•	Kohl's
•	Claire's
•	Penguin Publishing

These are the leaders in their field. They play to win. They are cautious and deliberate with whom they enter into business. As are we.

4

The tactics of value creation of Genius Brands, are fully on track.

Our first fully distributed property, SpacePOP, has proven to be a hit, with both viewership and sales continuing to grow, as we maintain shelf space and grow market share. We are writing contracts for new licensing categories and for foreign distribution.

We continue to hold market share at Toys R Us, Claires, and Kohls. Moreover, adding additional retailers, including Target and Calendar Club, among others, coming on board for Back to School and Fall, 2017. As the SpacePOP brand continues to hold market space at retail, we expect the advances we have been paid by licensees, to be “earned out”, and to become revenues flowing to the company across our various licensee categories, as well as from the international sales, as we will go into our second Christmas season this year.

It might be a good time to remind our investing base, that our management team we have put together is second to none. It is highly pedigreed, coming almost exclusively from the Walt Disney Company, MGM, and Hasbro Toys. Our creative team is also second to none, largely coming out of Disney, and has been responsible for some of the biggest and most successful billion dollar kids brands ever created. Our sales team is second to none, coming out of Hasbro, and has been associated with one success after another after another. These are facts underscored by their historical pedigrees.

“When great management is combined with a great
business, the ideal holding period is forever.”
- Warren Buffett

NOW, the focus is going to become getting out there and doing a better job at telling our story so the investment community can more fully understand and appreciate the business, so our stock will reflect, what our company is accomplishing.

This remains an exciting time for Genius Brands, and one where we are poised for powerful growth and value recognition.

Andy Heyward
Chairman & CEO
Genius Brands International, Inc.

5